EXHIBIT 99.1

                                    AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into as of the15th day of April, 2001 by and between Mehdi Ghomeshi (hereinafter "Mr. Ghomeshi" or the "Executive") and BankUnited Financial Corporation, a Florida corporation (hereinafter "BankUnited" or the "Company").

                                    Recitals

         A. Mr. Ghomeshi possesses intimate knowledge of, and experience in, the banking industry generally and in South Florida in particular, derived in part from successful service as President and Chief Operating Officer of BankUnited and BankUnited, FSB from December 1998 to date. Mr. Ghomeshi was hired in 1998 to serve as President and Chief Operating Officer, was responsible for all lines of business and all support functions, and was charged with managing the affairs of BankUnited and Bank United, FSB on a day-to-day basis.

         B. Unfortunately, Mr. Ghomeshi has suffered serious health problems that make it impossible for him to perform the substantial and material duties associated with managing the affairs of BankUnited and BankUnited, FSB on a day-to-day basis or to continue to act as President and Chief Operating Officer.

         C. However, Mr. Ghomeshi intends, to the extent his health and doctors permit, to make a meaningful contribution to BankUnited in an alternative capacity by offering counsel and providing strategy rather than running and managing the business on a day-to-day basis.

         D. As a consequence, Mr. Ghomeshi has relinquished his substantial and material duties as President and Chief Operating Officer of BankUnited and BankUnited, FSB and the parties agree to substitute this Agreement for their respective rights and obligations under Mr. Ghomeshi's prior Employment Agreement.

         E. The Board of Directors of BankUnited have determined that Mr. Ghomeshi's continued association with BankUnited and BankUnited FSB will be critical to those entities' strategic positioning and ability to retain employees, customers and customer relations which, in turn, are key ingredients for ongoing success. Thus, the Board has also determined that it is in the best interests of the BankUnited and its stockholders to assure that the BankUnited will retain the services of Mr. Ghomeshi on its behalf and on behalf of BankUnited, FSB, and to compensate him therefor.

         F. Mr. Ghomeshi has been instrumental in changing and enhancing the strategy and market position of BankUnited; therefore, BankUnited is concerned that in the event of a possible or threatened Change in Control (as hereinafter defined), uncertainties necessarily arise and Mr. Ghomeshi may have concerns about his status, and may be approached by others offering competing opportunities, and BankUnited therefore desires to provide Mr. Ghomeshi assurances as to the continuation of his relationship with BankUnited in such event. BankUnited further desires to assure that, if a possible or threatened Change in Control should arise and if Mr. Ghomeshi should become involved in deliberations or negotiations in connection therewith, Mr. Ghomeshi would be in a secure position to consider and participate in such transaction as objectively as possible in the best interests of BankUnited and, to this end, desires to protect Mr. Ghomeshi from any direct or implied threat to his financial well-being.

         G. The Company on behalf of itself and its Shareholders also wishes to retain well qualified key personnel and insure itself of continuity of its management.

         H. Mr. Ghomeshi is willing, to the extent his health and doctors permit, to make his services exclusively available to BankUnited on the terms and conditions hereinafter set forth, but desires assurance that in the event of such a threatened or actual Change in Control he will continue to have economic security in the form of either a continued position or fair and reasonable severance protection on the basis of his service to the BankUnited through that time.

         I. The Board has determined that this Agreement will reinforce and encourage Mr. Ghomeshi's attention to the Company.

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         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1. Definitions. In addition to the words and terms defined elsewhere in this Agreement, the following words and terms as used herein shall have the meanings as set forth below, unless the context or use indicates a different meaning:

            (a) "Date of Termination" means the date of receipt of a Notice of Termination or any later date specified therein, as the case may be; provided, however, that if Mr. Ghomeshi's engagement is terminated by reason of Mr. Ghomeshi's death, the Date of Termination shall be the date of Mr. Ghomeshi's death.

            (b) "Notice of Termination" means a written notice of termination for "Cause" which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Mr. Ghomeshif or Cause and includes the resolution of the Board regarding the termination of Mr. Ghomeshi for Cause and its effective date.

            (c) "Vested Benefits" means all amounts earned by and vested in Mr. Ghomeshi pursuant to the plans, programs, policies and practices of BankUnited including, but not limited to, the BankUnited Financial Corporation 401 K Plan, the BankUnited Financial Corporation Profit Sharing Plan, and any existing Stock Options or Securities Grants provided during the course of his employment by BankUnited or BankUnited FSB or vesting pursuant to Mr. Ghomeshi's 1998 Employment Agreement (as amended). The change of Mr. Ghomeshi's duties, responsibilities and role contemplated by this Agreement will not affect any change in the existing vesting schedule of securities options or grants. A table of existing Stock Grants and Options as of the execution of this Agreement is appended hereto as Attachment 1. However, in the event of Mr. Ghomeshi's death or a "Change in Control" (as defined herein), all of Mr. Ghomeshi's benefits under the Company's 401 K Plan, as well as Stock Grants and Options, shall be deemed a Vested Benefit.

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

TERMS OF ENGAGEMENT

         2.1. Engagement and Term. BankUnited hereby agrees to retain Mr. Ghomeshi, and Mr. Ghomeshi hereby agrees to provide services to BankUnited, on the terms and conditions set forth herein, for a period of fifteen (15) years commencing on April 15, 2001 (hereinafter the "Commencement Date") and expiring at the conclusion of May 31, 2016 ( the "Term") unless Mr. Ghomeshi resigns prior to that date or is sooner terminated for Cause as hereinafter set forth.

         2.2 Scope of Engagement. Mr. Ghomeshi shall serve as a member of the Board of Directors of BankUnited Financial Corporation or as otherwise assigned by the Chairman of the Board, and upon execution of this Agreement, will be appointed the Executive Vice Chairman of the Board for an indefinite term and Executive Vice Chairman of BankUnited, FSB. Mr. Ghomeshi's status on the Board or as an officer of BankUnited or BankUnited FSB may be changed from time-to-time, as the Board shall determine in its sole discretion. Such changes may include, by way of example but without limitation, appointment as Chairman of the Advisory Committee to the Board or such standing or ad hoc Board committees as the Board shall determine. To the extent his health and doctors permit, Mr. Ghomeshi shall diligently perform all services as may be reasonably assigned to him by the Board or its Chairman and shall exercise such power and authority as may from time-to-time be delegated to him by the Board or its Chairman. Mr. Ghomeshi shall be subject solely to the supervision and direction of the Board or its Chairman. To the extent his health and doctors permit, Mr. Ghomeshi shall devote substantially all of his available working time and attention exclusively to the business and affairs of BankUnited and BankUnited, FSB and shall render such services efficiently and to the best of his ability, and shall use his best efforts to promote the interests of BankUnited. Nothing herein shall prevent Mr. Ghomeshi from engaging in or pursuing his personal investments or volunteer activities provided they are not proscribed by Section 9 herein and do not interfere with his duties on behalf of BankUnited or BankUnited, FSB.

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

         3. Compensation.

            3.1 Mr. Ghomeshi shall be compensated in installments, consistent with BankUnited's normal compensation practices, as may be changed from time to time with advance notice. Mr. Ghomeshi's compensation entitlements, per year, are as follows:

                  April 15, 2001     May 31, 2002         $425,000,
                                                          annualized,
                                                          + Bonus (to
                                                          the extent applicable
                                                          for FY 2001 ending
                                                          September 30, 2001,
                                                          as determined by
                                                          the Chairman)

                  June 1, 2002       May 31, 2003         $180,000
                  June 1, 2003       May 31, 2004         $180,000
                  June 1, 2004       May 31, 2005         $180,000
                  June 1, 2005       May 31, 2006         $180,000
                  June 1, 2006       May 31, 2007         $130,000
                  June 1, 2007       May 31, 2008         $130,000
                  June 1, 2008       May 31, 2009         $130,000
                  June 1, 2009       May 31, 2010         $130,000
                  June 1, 2010       May 31, 2011         $130,000
                  June 1, 2011       May 31, 2012         $130,000
                  June 1, 2012       May 31, 2013         $130,000
                  June 1, 2013       May 31, 2014         $130,000
                  June 1, 2014       May 31, 2015         $130,000
                  June 1, 2015       May 31, 2016         $130,000

            3.2 Compensation Reduction

                If the Chairman of the Board, in his sole discretion, determines that Mr. Ghomeshi is not satisfactorily performing the expected responsibilities under this Agreement, for reasons other than Cause as defined


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

in Section 5.1, the Chairman may reduce Mr. Ghomeshi's compensation by 33.3 percent (33.3%) for the remaining term of this Agreement by providing Mr. Ghomeshi on or after June 1, 2002 six months' written Notice of Intent to Reduce Compensation. If the Chairman notifies Mr. Ghomeshi of BankUnited's intention to reduce his compensation, Mr. Ghomeshi may notify the Chairman, in writing, of his intention to terminate this Agreement. Such notice must be provided with a minimum of sixty days notice prior to the implementation date of the proposed compensation reduction. If Mr,. Ghomeshi serves written notice of termination, BankUnited may, at its sole discretion, withdraw its intent to reduce compensation in which case Mr. Ghomeshi's notice of termination will be voided. If the Agreement is terminated under this paragraph, Mr. Ghomeshi shall be relieved of the obligations of Section 9 of this Agreement.

         4. Additional Benefits.

            4.1 Expense Reimbursement. During the Term, BankUnited, upon the submission of supporting documentation by Mr. Ghomeshi in a form sufficient to permit deduction thereof under applicable tax law, shall promptly reimburse Mr. Ghomeshi for all reasonable expenses actually paid or incurred by Mr. Ghomeshi in the course of and pursuant to the business of BankUnited, including expenses for entertainment and all travel and living expenses while away from home on business or at the request of BankUnited, provided that such expenses are incurred and accounted for in accordance with BankUnited's regular policies and procedures.

            4.2 Other Benefits. BankUnited shall continue in force comprehensive group disability, major medical and hospitalization insurance coverages, including dental coverage, for Mr. Ghomeshi and his dependents, and group life insurance covering Mr. Ghomeshi (collectively, the "Policies"), which Policies (or other equivalent benefits) BankUnited shall keep in effect at its sole expense while this Agreement is in effect. The Policies to be provided by BankUnited shall be on terms as determined by the Board. In addition, BankUnited shall throughout the Term continue to pay premiums on the existing supplemental Life Insurance policy maintained on behalf of Mr. Ghomeshi (Principal Mutual Life Insurance Company, Policy No. 4013708) in the face amount of Two Million Dollars ($2,000,000) or as reduced in accordance with the terms of the policy. BankUnited's premium obligation shall not exceed $16,000 per annum. If this Agreement expires at full Term, BankUnited (or any successor thereto) shall be obligated at its sole expense during Mr. Ghomeshi's lifetime up to his 65th birthday to continue to provide or shall arrange to provide Mr. Ghomeshi with comprehensive group medical and hospitalization insurance coverage or its equivalent (including dental coverage), and will exercise its best efforts to arrange for


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

continued group disability insurance coverage and group life insurance coverage under BankUnited's benefit plan or any successor's benefit plan or any other available alternative, provided that there shall be no such obligation if Mr. Ghomeshi is eligible for similar coverage under any other group plan provided by his then employer. Both parties acknowledge that due to circumstances beyond either party's control, such continuing disability and/or life insurance coverages may not be available to Mr. Ghomeshi on a group basis. If group coverage is not reasonably available, and the parties can locate individual disability or life insurance policies for Mr. Ghomeshi, BankUnited will contribute to the premiums for such insurance in an amount equal to Mr. Ghomeshi's pro rata cost of the group premium at the time of Mr. Ghomeshi's separation from BankUnited. Nothing paid to Mr. Ghomeshi under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the compensation payable to Mr. Ghomeshi pursuant to Section 3 of this Agreement.

            4.3 Automobile Allowance. BankUnited shall provide Mr. Ghomeshi with an automobile allowance of fifteen hundred dollars ($1,500) per month through May 31, 2002. The automobile allowance is intended to compensate Mr. Ghomeshi for wear and tear and, in addition, reimburse Mr. Ghomeshi for all costs and expenses incurred by Mr. Ghomeshi by reason of the use of his personal automobile for BankUnited business from time-to-time.

            4.4 Country Club Membership. BankUnited shall pay Mr. Ghomeshi a sum, each month, not to exceed $500 to defray any cost of dues for Mr. Ghomeshi's membership at a country club of his choice and such luncheon clubs as he deems appropriate for the discharge of his duties on behalf of BankUnited.

         5. Termination.

            5.1 Termination for Cause. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated by BankUnited for Cause. As used in this Agreement, "Cause" shall only mean (i) any action or omission of Mr. Ghomeshi which constitutes a willful and material breach of this Agreement, which is not cured within sixty (60) days after receipt by Mr. Ghomeshi, or his designated representative, of specific written notice of same; or (ii) Mr. Ghomeshi is convicted of a felony or enters a plea of guilty or nolo contendere to a criminal act which is a felony; or (iii) Mr. Ghomeshi willfully and materially breaches a fiduciary duty owed to BankUnited, for personal profit; or
(iv) Mr. Ghomeshi willfully and materially violates any law, rule, regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for BankUnited. Notwithstanding the foregoing, Mr. Ghomeshi shall not be deemed to be terminated for Cause unless and until:

                (a) the Board first holds a meeting, as to which Mr. Ghomeshi was provided thirty (30) days advance notice and an opportunity to be heard, and the Board delivers written notice to Mr. Ghomeshi specifying in detail the action or inaction alleged to constitute Cause and demanding that he remedy such action or inaction; and

                (b) Mr. Ghomeshi shall not have remedied such action or inaction allegedly constituting Cause within sixty (60) days after his receipt of such written notice; and

                (c) there shall have been delivered to Mr. Ghomeshi a Notice of Termination and a certified copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board (excludingMr. Ghomeshi) at a special meeting of the Board at which he was given an opportunity to appear with legal counsel of his choosing to refute any allegations of Cause, which meeting was called and held for the purpose of finding that, in the good faith opinion of the Board, Mr. Ghomeshi's action or inaction constituted Cause and he did not remedy such action or inaction after demand by the Board.

         Nothing in Section 5.1(b) shall, prior to delivery of a Notice of Termination as provided herein, be deemed to suspend or extinguish Mr. Ghomeshi's entitlement to receive the compensation and other benefits provided under Sections 3, 4, 5.2 and 6. In the event that the Company terminates Mr. Ghomeshi for Cause and, within 30 days after receipt of the Notice of Termination, Mr. Ghomeshi notifies the Company that he disputes such termination, Mr. Ghomeshi shall still be subject to the obligations set forth in
Section 2 and entitled to receive the compensation provided under Sections 3, 4,
5.2 and 6 until a final and binding judgment is rendered by a court of competent jurisdiction finding that the termination was properly for Cause, or for a period not to exceed twenty-four (24) months whichever occurs first. In the event the termination is found to be properly for cause, all payments subsequent to termination which Mr. Ghomeshi would not otherwise be entitled shall be recoverable by the Company, except to the extent such payments constitute reasonable compensation for services rendered. During such contest period, all insurance benefits shall be maintained and shall not be recoverable if the termination is sustained for cause.

            5.2 Termination for Death. This Agreement shall terminate automatically upon Mr. Ghomeshi's death. Upon a termination by reason of Mr. Ghomeshi's death, all benefits shall vest and


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

BankUnited shall, within 15 days after the Date of Termination, pay to Mr. Ghomeshi's estate or beneficiaries as the case may be any unpaid compensation accrued for periods prior to the Date of Termination. In addition, the proceeds from the BankUnited group life insurance policy shall be paid to his personal representative or such other persons as Mr. Ghomeshi may have designated in writing as his beneficiary(s). Mr. Ghomeshi's estate or beneficiaries as the case may be will have one hundred eighty (180) days from the date of death within which to exercise any stock options or grants.

         6. Change in Control.

            6.1 Change in Control. A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

            (a) any person, as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934 ("Exchange Act"), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of BankUnited (not including in the securities beneficially owned by such Person or securities acquired directly from BankUnited) representing 25% or more of the combined voting power of BankUnited's then outstanding securities. For purposes of this agreement, "person" shall exclude (A) any employee plan established by any "Corporation", which for these purposes shall be deemed to be BankUnited and any corporation, association, joint venture, proprietorship or partnership which is connected with BankUnited either through stock ownership or through common control, within the meaning of Sections 414(b) and (c) and 1563 of the Internal Revenue Code of 1986, as amended; (B) BankUnited or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act); (C) an underwriter temporarily holding securities pursuant to an offering of such securities; (D) a corporation or other business entity owned, directly or indirectly by stockholders of BankUnited in substantially the same proportions as their ownership of BankUnited; or (E) Alfred R. Camner or his family or a group acting in concert with him or his family or on his behalf.

            (b) the stockholders of BankUnited approve a merger or consolidation of BankUnited with any other corporation other than (A) a merger or consolidation that would result in the voting securities of BankUnited outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Corporation, at least 51% of the combined voting power of the voting securities of BankUnited or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of BankUnited (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (a) above), directly or indirectly, of securities of BankUnited (not including in the securities beneficially owned by such Person any securities acquired directly from BankUnited) representing 25% or more of the combined voting power of BankUnited's then outstanding voting securities;

            (c) the stockholders of BankUnited approve a plan of complete liquidation of BankUnited or an agreement for the sale or disposition by BankUnited of all or substantially all of BankUnited's assets, other than a sale or disposition by BankUnited of all or substantially all of BankUnited's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of BankUnited immediately prior to such sale; or

            (d) any "Person" (as such term is defined in Sections 407(q)(9)(A) and 408(a)(1)(G) of the National Housing Act of 1934, as amended [the "NHA"]) or group of Persons, shall have acquired "control" (as such term is defined in Sections 407(q)(9)(B) and 408(a)(2) of the NHA) of BankUnited.

            6.2 Payments Upon a Change in Control. Upon the first date on which a Change in Control occurs, at Mr. Ghomeshi's sole election:

            (a) Mr. Ghomeshi may be released from any obligations under this Agreement, at his option, and shall be free to accept any offer by the surviving entity on whatever terms and conditions as may be agreeable between the surviving entity and Mr. Ghomeshi, or

            (b) The surviving entity shall continue this Agreement in effect for the remainder of its term, except that the compensation reduction option in Paragraph 3.2 shall no longer apply.

            (c) If Mr. Ghomeshi chooses not to provide continuing services to the surviving entity, BankUnited shall pay Mr. Ghomeshi a sum equal to his average annual compensation (defined as base salary and bonus) from BankUnited for the three preceding years multiplied by three and the surviving entity agrees to provide, at its expense, the other benefits described in Section 4.2 to Mr. Ghomeshi until Mr. Ghomeshi achieves his sixty fifth birthday or, if he predeceases that date, medical insurance, as described in 4.2, shall be provided to his dependents until he would have achieved his sixty-fifth birthday.

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

            (d) If there is no surviving entity, and the change in control results from a liquidation, under Paragraph 6.1(c), Mr. Ghomeshi will be paid a lump sum equal to an aggregation of his unpaid compensation under this Agreement in accordance with the schedule set forth in Paragraph 3.1

            6.3 Gross-Up of Termination Payments. The parties intend that (i) the net amount retained by Mr. Ghomeshi (The "Net Termination Payment") upon the receipt of the change in control termination payment, after reduction for and payment of all applicable federal, state and local income and employment taxes (the "Withholding Taxes") or the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 or any successor statute, rule or regulation of similar effect (the "Code"), including interest and penalties, and payable by or on behalf of Mr. Ghomeshi shall be an amount equal to three times his average annual compensation (as defined in 6.2(c). This Section shall apply to any Termination Payment or other compensation payment directly to Mr. Ghomeshi or his estate. Accordingly, the Termination Payment shall include an amount (the "Gross-Up Payment") sufficient that, after all Withholding Taxes and Excise Tax payable by or on behalf of Mr. Ghomeshi in respect of the Termination Payment and any other payments pursuant to the provisions of this Section (including the cumulative effect of the Gross-Up Payment on Withholding Taxes and Excise Tax), Mr. Ghomeshi will actually retain an amount equal to the Net Termination Payment and will actually receive the value, without diminution for Withholding Taxes or Excise Tax.

            (a) In determining the Withholding Taxes payable by or on behalf of Mr. Ghomeshi, Mr. Ghomeshi shall be deemed to pay federal, state and local income taxes on the date of Termination, at the highest marginal rates imposed on individuals under Section 1 of the Code, with respect to federal income taxes, and at the highest marginal rates imposed under the laws of the state and locale of Mr. Ghomeshi's residence on the date of Termination, with respect to state and local income taxes, as such laws are in effect during the calendar year in which the date of Termination occurs. Such federal income taxes shall be determined taking account of the maximum deduction permitted for the payment of such state and local taxes. In addition, Mr. Ghomeshi shall be deemed to be subject to only the tax imposed by Section 3101(b) of the Code.

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

            (b) In determining the Excise Tax payable by or on behalf of Mr. Ghomeshi, all Termination Payment and shall be deemed to constitute "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code, except to the extent that, in the opinion of tax counsel selected by BankUnited's independent auditors and acceptable to Mr. Ghomeshi, such payments (in whole or in part) do not constitute "parachute payments" within the meaning of Section 280G(b)(2)(A) of the Code, or represent reasonable compensation for services actually rendered or to be rendered within the meaning of Section 280G(b)(4) of the Code.

            (c) [Intentionally Deleted]

            (d) In the event the amount or amounts of the Excise Tax or Withholding Taxes are subsequently determined to be less the amounts taken into account hereunder at the time of the payment of the Gross-Up Payment, Mr. Ghomeshi shall repay BankUnited the Company the portion of such payment attributable to such reduction, taking into account the effect of any deductions allowable to the Executive for such repayment, consistent with the provisions of Paragraph (a) of this Section.

            (e) Mr. Ghomeshi shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority (collectively, the "IRS") that, if successful, would require the payment by the Company of a Gross-Up Payment (other than a Gross-Up Payment previously paid). Such notification shall be given as soon as practicable but no later than ten (10) business days after Mr. Ghomeshi is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Mr. Ghomeshi shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to BankUnited (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If BankUnited notifies Mr. Ghomeshi in writing prior to the expiration of such period that it desires to contest such claim, Mr. Ghomeshi shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim;

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

            (ii) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

            (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

            (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall idemnify and hold the Executive harmless, on an after-tax basis, for any Withholding Taxes or Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph (e), BankUnited shall control all proceedings taken in connection with such contest and may, as its sole option, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a result or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may determine; provided, however, that the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that the Executive shall not be required to extend the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to such contested amount is claimed to be due except with respect to such contested amount. Further, BankUnited's control of the contest shall be limited to issues with respect to which a Gross-Up payment would be payable hereunder and Mr. Ghomeshi shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS.

         (f) If, after the receipt by Mr. Ghomeshi of an amount advanced by the Company pursuant to Paragraph (e)(iv), Mr. Ghomeshi becomes entitled to receive any refund or credit with respect to such contested claim, Mr. Ghomeshi shall (subject to the Company's complying with the requirements of Paragraph (e)(iv) promptly pay to the Company the amount of such refund or credit (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Mr. Ghomeshi of any such advance, a determination is made that Mr. Ghomeshi shall not be entitled to any refund with respect such contested claim, and the Company does not notify Mr. Ghomeshi in writing of its intent to contest such determination within thirty
(30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and shall be an offset against the amount of Gross-Up Payment required to be paid.

         (g) This Section shall not apply to any entitlement to stock options, stock grants or other securities of the Company.

         7. Regulatory Considerations.

         Notwithstanding anything herein to the contrary, any payments to Mr. Ghomeshi by BankUnited, whether pursuant to this Agreement or otherwise, are subject to and conditioned on compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. ss. 1828(k) and any regulations promulgated thereunder.

         8. Withholding. BankUnited may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations.

         9. Non-Competition.

            9.1 Mr. Ghomeshi acknowledges that during the term of his previous employment with BankUnited and during the Term of this Agreement, he has learned or will learn or be privy to valuable confidential business information, and he has developed and cultivated on behalf of BankUnited substantial relationships with past, present and prospective business customers of BankUnited. During the term of this Agreement with BankUnited, and thereafter, Mr. Ghomeshi will not, directly or indirectly, use or disclose to anyone, or authorize disclosure of any confidential information or trade secrets except for the benefit of BankUnited.

            9.2 Mr. Ghomeshi acknowledges that the confidentiality of the protected information with which Mr. Ghomeshi has been or may become privy is essential and proprietary to BankUnited and is owned and shall continue to be owned by BankUnited. Mr. Ghomeshi agrees that at the termination of his employment, for whatever reason, he will return to BankUnited immediately any and all documents in whatever form that are in his possession or control and that contain, reflect or refer to confidential information or trade secrets.

            9.3 During the Term of this Agreement and for 24 months following the termination of this Agreement, if this Agreement is ended at less than full term, except as otherwise approved in writing by the Chairman of the Board of BankUnited, Mr. Ghomeshi shall not, either directly or indirectly, or for himself or through, on behalf of, or in conjunction with any other person, persons or legal entity, own, maintain, operate, engage in, assist, be employed by, or have any interest in any business engaging or planning to be engaged in banking or offering other financial services offered by BankUnited, in any respect, within Palm Beach County, Broward County, Collier County, Miami-Dade County, or within a 50 mile radius of the County Courthouse of any other County in which BankUnited has banking operations provided, however, that nothing in this paragraph shall prevent ownership of up to 5% of any class of equity securities that are traded publicly and provided further that Mr. Ghomeshi shall not be restricted, outside the designated four county area, from providing other financial services where BankUnited operations are limited solely to wholesale or retail residential mortgage business.

            9.4 During the Term of this Agreement and for a period of 24 months thereafter, Mr. Ghomeshi shall not:

            (a) either directly or indirectly, employ, retain the services of, or seek to employ or retain the services of any person who is at that time or was within the previous six months employed by, or providing services to BankUnited or BankUnited, FSB, without the prior express written permission of BankUnited, which BankUnited may in its absolute discretion withhold;

            (b) either directly or indirectly solicit or contact customers of BankUnited or BankUnited, FSB whose identity Mr. Ghomeshi learned while employed by BankUnited, or Bank United, FSB which solicitation is for or on behalf of any entity engaged in or seeking to be engaged in BankUnited's banking business or in direct competition with BankUnited.

            9.5 Mr. Ghomeshi and BankUnited warrant that it is their intention to agree to restrictions on disclosure of confidential information and on competition that are as broad as permitted by Florida law and hereby agree to subscribe to any expansion of the recited agreements as may be authorized by any subsequent amendment to, or interpretation of Florida Statute Section 542.235
(2000) or any other Florida law. For purposes of this Non-Competition Agreement, Mr. Ghomeshi shall be deemed retained by BankUnited during any period of time in which he receives compensation from BankUnited or its successors.

            9.6 Mr. Ghomeshi acknowledges that the provisions of Section 2 and
Section 9 are the essence of this Agreement for BankUnited and Mr. Ghomeshi agrees that if he engages in activities prohibited by Section 9, irreparable harm to BankUnited will likely result, for which a remedy in the form of damages may not be ascertainable. Under such circumstances, Mr. Ghomeshi acknowledges that BankUnited may seek temporary, preliminary or permanent injunctive relief against him in any court of competent jurisdiction upon three days written notice provided to the address listed in Section 14. This section shall not limit any other legal or equitable remedies BankUnited or its successors may have against Mr. Ghomeshi for violation of this Agreement.

         10. Attorneys' Fees and Waiver. The Company shall pay reasonable costs and attorneys' fees incurred by Mr. Ghomeshi in connection with any Board action pursuant to Section 5.1 in the event that the Board does not determine that "Cause" exists in accordance with the procedures in said Section. The Company shall also indemnify, hold harmless and defend Mr. Ghomeshi against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Mr. Ghomeshi shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Company's obligations hereunder shall be conclusive evidence of Mr. Ghomeshi's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise. In consideration for BankUnited's advancement of attorney's fees and litigation costs incurred by Mr. Ghomeshi in any action against BankUnited under the terms of this Section, Mr. Ghomeshi hereby waives any right he may have to a jury trial or punitive damages in any such proceeding.

         11. Enforcement Costs. The Company is aware that upon the occurrence of a Change in Control, the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under Section 6 of this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have Section 6 of this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Mr. Ghomeshi the benefits intended under Section 6 of this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that Mr. Ghomeshi not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under Section 6 of this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to Mr. Ghomeshi hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after the Commencement Date, it should appear to Mr. Ghomeshi that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under Section 6 of this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or in the event that the Company or any other person takes any action to declare Section 6 of this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Mr. Ghomeshi the benefits provided or intended to be provided to him under Section 6, and Mr. Ghomeshi has acted in good faith to perform his obligations under this Agreement, the Company irrevocably authorizes Mr. Ghomeshi from time to time to retain counsel of his choice at the expense of the Company to represent him in connection with the protection and enforcement of his rights under Section 6, including without limitation representation in connection with his termination contrary to Section 6 of this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against Mr. Ghomeshi or the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by Mr. Ghomeshi as herein above provided shall be paid or reimbursed to Mr. Ghomeshi by the Company on a regular, periodic basis upon presentation by Mr. Ghomeshi of a statement or statements prepared by such counsel in accordance with its customary practices. Counsel so retained by Mr. Ghomeshi may be counsel representing other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in his sole judgment use of common counsel could be prejudicial to him or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, Mr. Ghomeshi agrees to use his best efforts to agree with such other officers or executives to retain common counsel.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         13. Non-Alienation. Mr. Ghomeshi shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Mr. Ghomeshi lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or in the subject matter hereof.

         14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

             If to the BankUnited:


             Alfred R. Camner, Chairman

             BankUnited Financial Corporation

             255 Alhambra Circle

             Coral Gables, Florida  33134


             If to Mr. Ghomeshi:

             Mehdi Ghomeshi

             13454 S.W. 58th Avenue

             Miami, Florida  33156

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

         15. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         16. Guarantee. BankUnited hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which Mr. Ghomeshi is or may be entitled to under the terms and conditions of the Agreement effective as of the 15th day of April, 2001 between the Bank and Mr. Ghomeshi, a copy of which is attached hereto as Exhibit A ("Bank Agreement").

         17. Successors; Binding Agreement.

             17.1 Unless otherwise controlled by Article 6, the Company shall require any successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such acquisition had taken place and Mr. Ghomeshi agrees to continue to be bound by this Agreement if such assumption occurs.

             17.2 This Agreement shall inure to the benefit of and be enforceable by Mr. Ghomeshi's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         18. Non-duplication. In the event that Mr. Ghomeshi shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation, benefits or perquisites provided to Mr. Ghomeshi by such other entity shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement sets forth the aggregate compensation, benefits and perquisites payable to Mr. Ghomeshi for all services to the Company and all of its direct or indirect subsidiaries.

         19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         20. Entire Agreement, Modifications and Waiver. This Agreement constitutes the entire agreement between BankUnited and Mr. Ghomeshi with respect to its subject matter and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between BankUnited and Mr. Ghomeshi with respect to such subject matter including, but not limited to, any employee manuals of BankUnited. No modification or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar), nor shall any such waiver constitute a continuing waiver. The failure of Mr. Ghomeshi or BankUnited to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

         IN WITNESS WHEREOF, Mr. Ghomeshi and, pursuant to the authorization from the Board, BankUnited Financial Corporation has executed this Agreement as of the date first above written.

         MEHDI GHOMESHI                         BANKUNITED FINANCIAL
                                                  CORPORATION

         /s/ Mehdi Ghomeshi                     By: /s/ Alfred Camner
         -----------------------------------       -----------------------------
                                                   Name:
                                                   Title:


         ATTEST:                                   ATTEST:

                                                   By: /s/ Marc Lipsitz
                                                      --------------------------
                                                      Secretary

         By: /s/ Maria P. de Aguirre
            -------------------------------

                                                                     Exhibit "1"

Options

       Grant                No. of         Exercise
       Date                 Shares           Price         Vested         Unvested    Date on which Remainder Vests
-----------------------------------------------------------------------------------------------------------------------
     12/15/98               70,000          $7.125         52,500          17,500     December 15, 2001
-----------------------------------------------------------------------------------------------------------------------
      2/17/99                  600           7.031            600             - -                    - -
-----------------------------------------------------------------------------------------------------------------------
      3/24/99               10,000           6.563          4,000           6,000     2,000 shares vest on March 24 of
                                                                                      each of 2002, 2003 & 2004
-----------------------------------------------------------------------------------------------------------------------
      5/26/99                  600           9.063            600             - -                    - -
-----------------------------------------------------------------------------------------------------------------------
      5/27/99               50,000           8.813            - -          50,000     contingent based on share price
                                                                                      performance standards or no later
                                                                                      then May 27, 2008
-----------------------------------------------------------------------------------------------------------------------
      8/25/99                  600           9.719            600             - -                    - -
-----------------------------------------------------------------------------------------------------------------------
     11/17/99               75,000           8.625         15,000          60,000     15,000 shares vest on November
                                                                                      17 of each of 2001, 2002, 2003 &
                                                                                      2004
-----------------------------------------------------------------------------------------------------------------------
     10/25/00               75,000           7.50             - -          75,000     15,000 shares vest on October 25
                                                                                      of each of 2001, 2002, 2003,
                                                                                      2004 & 2005
-----------------------------------------------------------------------------------------------------------------------

Stock

     Grant            No. of
     Date             Shares         Vested        Unvested    Date on which Remainder Vests
-----------------------------------------------------------------------------------------------------------------------
   12/15/98           35,000         35,000            - -                      - -
-----------------------------------------------------------------------------------------------------------------------
    3/24/99            8,000          3,200          4,800     1,600 shares vest on March 24 of each
                                                               of 2002, 2003 & 2004
-----------------------------------------------------------------------------------------------------------------------
   10/25/00           10,000            - -         10,000     2,000 shares vest on October 25 of
                                                               each of 2001, 2002, 2003, 2004 &
                                                               2005
-----------------------------------------------------------------------------------------------------------------------
    12/8/00           70,000            - -         70,000     23,333 shares vest on May 1 of each
                                                               of 2002, 2003 and 2004
-----------------------------------------------------------------------------------------------------------------------